Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VASCO Data Security International, Inc.:

We consent to the use of our report dated December 21, 2005 included in this Registration Statement on Form S-1 of VASCO Data Security International, Inc. and subsidiaries relating to the Balance Sheets of AOS-Hagenuk B.V. as of December 31, 2004, 2003 and 2002 and the related Statements of Operations, Cash Flows and Stockholders' Equity for each of the years in the three-year period ended December 31, 2004. We also consent to reference to our firm under the heading "Experts" in the prospectus.

/s/ BERK ACCOUNTANTS EN BELASTINGADVISEURS
BERK Accountants en Belastingadviseurs
's-Hertogenbosch
The Netherlands
January 17, 2006